EXHIBIT D

STOCKHOLDERS AGREEMENT


     This Stockholders Agreement (the "Agreement") is entered into this 21st day of May, 1999, among the Persons identified as "Stockholders" on the signature pages of this Agreement and any other person who hereafter becomes a holder of Participating Common Stock (as defined in Section 12) and who becomes a party to this Agreement (hereinafter sometimes each referred to as a "Stockholder" and collectively as "Stockholders").

Preliminary Statements

     1. The authorized capital stock of Reinhold Industries, Inc., a Delaware corporation (the "Company"), consists of 1,480,000 shares of Class A Common Stock, par value $0.01 per share, and 1,020,000 shares of Class B Common Stock, par value $0.01 per share. There are 978,956 shares of Class A Common Stock outstanding on the date of this Agreement, which are held by various stockholders. All of the shares of Class B Common Stock are outstanding and are held by Keene Creditors Trust (the "Trust").

     2. Pursuant to a certain Stock Purchase Agreement dated May 18, 1999 (the "Purchase Agreement"), the Trust agreed to sell to Reinhold Enterprises, Inc. ("REI") or its Qualified Designees 997,475 shares of Class B Common Stock of the Company.

     3. The Stockholders are the Qualified Designees under the Purchase Agreement, and each has agreed to purchase that number of shares of Participating Common Stock set forth on Schedule 1 hereto.

     4. Pursuant to the Certificate of Incorporation of the Company, upon the sale of the Class B Common Stock pursuant to the Purchase Agreement, each share of the Class B Common Stock will convert into Class A Common Stock without further action of the holders.

     5. The Stockholders hereby agree to certain terms and conditions relevant to the transfer of the Participating Common Stock as set forth in this Agreement.

Terms and Conditions

     In consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as set forth herein. Capitalized terms have the meanings set forth in Section 12 or as otherwise defined in this Agreement or the Purchase Agreement.

     Section 1. [Reserved].

     Section 2. Restrictions on Transfer.

          (a) None of the Stockholders shall, directly or indirectly, offer, sell, transfer or dispose of any Participating Common Stock without offering the Remaining Stockholders the right of first refusal in the manner provided in Section 3, except (i) to another Stockholder, provided the Participating Common Stock so disposed of continues to be subject to this Agreement, (ii) for gifts or bequests to any person or distributions from a trust to the beneficiaries thereof, provided that (A) the transferor shall have obtained and delivered to the Company the recipient's agreement in a written instrument to be bound by the provisions of this Agreement applicable to the Stockholders and (B) the recipient shall be deemed to be a Stockholder for all purposes of this Agreement, (iii) for sales or exchanges pursuant to mergers, tender offers or similar transactions which the Board of Directors of the Company either approves or does not oppose, and (iv) for sales or other dispositions approved in advance by a majority of the Board of Directors of the Company.

          (b) Notwithstanding any other provision contained in this Agreement, on or prior to the third anniversary of the date of this Agreement, no Stockholder shall (i) acquire any additional shares of Common Stock of the Company (other than by way of stock dividends, stock splits or other distributions made to all stockholders of the Company pro rata) or (ii) offer, sell, transfer or dispose of any Participating Common Stock if such offer, sale, transfer or disposition would trigger the net operating loss limitations of Internal Revenue Code Section 382 with respect to the Company.

          (c) No sale or transfer (as defined in Section 12 of this Agreement) of any of the Participating Common Stock shall be valid (and the Stockholders shall cause the Company not to take any action to implement, acknowledge or record any transfer of Participating Common Stock) unless the Stockholder holding the Participating Common Stock has complied with the terms and conditions of this Agreement prior to the sale or transfer.

     Section 3. Conditions to Transfer by the Stockholders.

          (a) Except as provided in Section 2(a), prior to the transfer of Participating Common Stock by a Stockholder, the transferring Stockholder shall first notify the Remaining Stockholders in writing at least 30 days in advance of the intended transfer. The notice shall contain all of the terms of the proposed transfer, including, without limitation and to the extent available, the name and address of the prospective transferee, the purchase price and other terms and conditions of payment (or the minimum purchase price or basis for determining the minimum purchase price and minimum acceptable other terms and conditions), the date on or about which the transfer is to be made, the number of shares of Participating Common Stock to be transferred (the "Offered Shares"), and the percentage of the Stockholder's total holdings of the Participating Common Stock that those shares represent (the "Stockholder's Notice").

          (b) Except as provided in Section 3(g), within 15 days after receipt of the Stockholder's Notice each Remaining Stockholder shall be entitled to purchase from the transferring Stockholder a number of the Offered Shares which number shall not exceed such Remaining Stockholder's pro rata share of the Offered Shares and may notify the transferring Stockholder and the other Remaining Stockholders (an "Initial Purchase Notice") that the Remaining Stockholder will purchase on the same terms set forth in the Stockholder's Notice up to his pro rata share of the Offered Shares. For purposes of this Section, "pro rata share" of the Offered Shares shall be determined by the ratio (expressed as a percentage) that the number of shares of Participating Common Stock held by the Remaining Stockholder bears to the total number of shares of Participating Common Stock held by all of the Remaining Stockholders.

          (c) If any of the Remaining Stockholders fails to deliver an Initial Purchase Notice as provided above or delivers an Initial Purchase Notice but does not elect to purchase his full pro rata share, any other Remaining Stockholder may, within ten days after expiration of the Initial Purchase Period, notify the transferring Stockholder and the other Remaining
     Stockholders (a "Secondary Purchase Notice") that such other Remaining Stockholder will purchase all or any portion of the Offered Shares that were not the subject of an Initial Purchase Notice on the same terms set forth in the Stockholder's Notice.

          (d) If more than one Remaining Stockholder delivers a Secondary Purchase Notice to the transferring Stockholder and the other Remaining Stockholders, each Remaining Stockholder desiring to purchase the Offered Shares shall be entitled to purchase a number of such shares equal to the product of (i) the total number of Offered Shares (as set forth in the Stockholder's Notice), multiplied by (ii) the ratio (expressed as a percentage) that the number of shares of Participating Common Stock held by the Remaining Stockholder bear to the total number of shares of Participating Common Stock held by all of the Remaining Stockholders who have elected to purchase Offered Shares pursuant to a Secondary Purchase Notice. Each Initial Purchase Notice and the Secondary Purchase Notice pursuant to this Section 3 when taken together with the Stockholder's Notice shall constitute a legal, valid, binding and enforceable contract between the transferring Stockholder and the Remaining Stockholder(s) on the terms and conditions set forth therein.

          (e) Except as provided in Section 3(g), after compliance with the terms of this Section 3 and subject to the terms of Section 4, the transferring Stockholder may transfer such Stockholder's Participating Common Stock, but only on the same terms and conditions as those contained in the Stockholder's Notice. If the sale to the third party is not consummated at the time and on substantially the same terms as set forth in the Stockholder's Notice, or if the terms of the sale are materially altered, then the Offered Shares shall once again be subject to the right of first refusal set forth in this Section 3.

          (f) Except as provided in Section 3(g), all Participating Common Stock transferred to any Person pursuant to Section 3(e) shall remain subject to the restrictions set forth in Section 2(b) of this Agreement, and each transferee shall have agreed in writing to be bound by the restrictions set forth in Section 2(b) as though such transferee were a Stockholder hereunder.

          (g) Notwithstanding the above, the terms of Sections 3(b) through 3(f) shall not apply in the event of sales of Participating Common Stock in a registered public offering effected pursuant to the terms of the Registration Rights Agreement.

     Section 4. Co-Sale Rights.

          (a) Upon delivery of a Stockholder's Notice proposing to effect a sale or transfer of shares of Participating Common Stock to a person other than a Stockholder, each Remaining Stockholder (including any Remaining Stockholder who fails to exercise the right of first refusal pursuant to
     Section 3) shall have the option to participate in such sale in the manner hereinafter set forth.

          (b) To exercise the option, a Remaining Stockholder shall give a written notice of election to the transferring Stockholder within five days after the expiration of the period within which the right of first refusal described in Section 3 is to be exercised. All Remaining Stockholders who timely give such notice (the "Co-Selling Stockholders"), shall have the right to sell their Participating Common Stock to the proposed purchaser upon the same terms and conditions specified in the Stockholder's Notice pro rata with the transferring Stockholder according to the ratio of the number of shares of Participating Common Stock owned by such Co-Selling Stockholder to the total number of shares of Participating Common Stock owned by all Stockholders whose shares are to be sold. The number of shares of Participating Common Stock to be sold by the transferring Stockholder shall be reduced by the number of such shares the Co-Selling Stockholders elect to so sell. Each Co-Selling Stockholder shall bear his pro rata share of the expenses incident to such sale.

          (c) No Co-Selling Stockholder shall be required to make any representation or warranty in connection with the sale or transfer of Participating Common Stock pursuant to this Section 4 other than as to the Co-Selling Stockholder's ownership and authority to sell the Participating Common Stock proposed to be sold by him free of liens, claims and encumbrances, but each Co-Selling Stockholder shall be required to bear his proportionate share of any liability for indemnity obligations up to but in no event in excess of the net proceeds received by the Co-Selling Stockholder for the Participating Common Stock sold by him pursuant to this
     Section 4.

          (d) Failure by the Remaining Stockholders to exercise the option within the five- day period shall be deemed a declination of any right to participate in such sale, provided that such sale is completed within 120 days of the expiration of such five-day period at a price and on terms and conditions substantially similar to those set forth in the Stockholder's Notice. If the sale to the third party is not consummated within such period or if the terms of sale are materially altered, then the Remaining Stockholders must be given another opportunity to participate pursuant to the provisions of this Section 4.

          (e) Notwithstanding the foregoing, the co-sale rights of the Stockholders shall not apply in the event of an offer, sale or transfer of Participating Common Stock held by the personal representative or estate of any Stockholder to the extent that the Participating Common Stock is being offered, sold or transferred to a third party in order to obtain funds to pay federal or state taxes on behalf of the estate; provided that the personal representative or estate shall have obtained the recipient's agreement in a written instrument to be bound by the provisions of the Agreement and the recipient shall be deemed to be a Stockholder for all purposes of this Agreement.

          (f) Notwithstanding the above, the terms of this Section 4 shall not apply to sales of Participating Common Stock in a registered public offering effected pursuant to the Registration Rights Agreement if co-sale of the Co-Selling Stockholders' Participating Common Stock is not permitted by the Registration Rights Agreement or by the Company.

     Section 5. Term. This Agreement shall be effective as of the date first written above and will terminate on the date on which the Stockholders or their permitted assigns cease to hold the Participating Common Stock.

     Section 6. Parties Bound by Agreement. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives, heirs, successors and assigns, including, without limitation, all subsequent holders of securities who become bound by the terms of this Agreement.

     Section 7. Endorsement on Stock Certificates. A copy of this Agreement shall be delivered to the Company to be kept on file at its registered office, and all certificates representing Participating Common Stock will be endorsed conspicuously as follows:

          The shares of Common Stock represented by this certificate are subject to, and transferable only in accordance with, a Stockholders Agreement, dated as of May 21, 1999, a copy of which agreement is on file with the Secretary of the Company at its registered office.

     Section 8. [Reserved].

     Section 9. Enforcement. The parties agree that there will be irreparable damage if this Agreement is not specifically enforced or if a breach or anticipated breach is not enjoined. If any Person who is required by this Agreement to perform an act refuses to perform that act, one or more of the parties to this Agreement may institute and maintain proceedings to compel the specific performance of this Agreement by the Person in default. In addition, if any Person breaches this Agreement or if a breach is reasonably anticipated, one or more parties to this Agreement may institute and maintain proceedings to enjoin any breach or anticipated breach, or to compel specific performance of this Agreement, and may obtain an injunction against a breach or reasonably anticipated breach.

     Section 10. Applicable Law and Choice of Forum. The parties affirm that this Agreement has been entered into in the State of Indiana and will be governed by and construed in accordance with the laws of the State of Indiana, notwithstanding any state's choice of law rules to the contrary. Further, the parties expressly agree that any and all actions concerning any dispute arising under this Agreement will be filed and maintained only in a state or federal court sitting in the State of Indiana, and each party consents and submits to the jurisdiction of that state or federal court.

     Section 11. Notices. All notices hereunder will be in writing and will be deemed to have been duly given if delivered in person, if mailed by first class certified or registered mail, postage prepaid, or if sent by expedited courier service, shipping billed to shipper, not later than the day upon which notice is required or desired to be given pursuant to this Agreement, addressed as follows:

          (a) If to a Stockholder, to the address last shown on the records of the Company.

          (b) If to the legal representative, heirs, or legatees of the Stockholder, to the address, if any, provided to the Company with the tender of the Participating Common Stock for transfer as specified in
     Section 3.

By giving notice in writing to the Secretary, a Stockholder may change the address to which notice to him, her or it should thereafter be sent.

     Section 12. Definitions. In this Agreement, the following words have the meanings specified below:

          (a) The term "Participating Common Stock" shall mean and include all shares of the Company's Common Stock (regardless of class) owned by any Stockholder from time to time, including without limitation any such shares so owned on the date of this Agreement, any such shares acquired from the Trust pursuant to the Purchase Agreement and any such shares acquired after the date of this Agreement. All Company shares acquired by a Stockholder after the date of this Agreement shall be deemed to be Participating Common Stock upon acquisition unless such shares are acquired in the open market in a transaction that is otherwise permitted by this Agreement.

          (b) The term "Person" includes, but is not limited to, an individual or fiduciary, a trust, an estate, a partnership, an association, a company, and any similar entity.

          (c) The term "Remaining Stockholders" with respect to any Stockholder's Notice delivered in accordance with Section 3 means the Stockholder or Stockholders who have not delivered such Stockholder's Notice proposing to sell or transfer shares of Participating Common Stock pursuant to the terms of this Agreement.

          (d) The term "Secretary" means the Secretary of the Company.

          (e) Except as set forth in the next sentence, the terms "sale," "sell," "transfer" and the like shall include any assignment, transfer or other disposition, with or without consideration, to any Person for any purpose. The terms "sale," "sell," "transfer" and the like shall not include a transfer of Participating Common Stock to (i) the spouse or any parent, child, grandchild or sibling of the transferring Stockholder or
     (ii) a trust established for the benefit of one of the Persons specified in subparagraph (i); provided, however, the transfer shall be exempt from the provisions of this Agreement only if all transferees (and in the case of a minor the Person(s) holding the shares for the benefit of the minor and who can make a binding obligation with respect to the Participating Common Stock transferred to the minor) agree in writing prior to the transfer to be bound by the terms and conditions of this Agreement as an additional "Stockholder."

          (f) The term "Registration Rights Agreement" means that certain Registration Rights Agreement dated July 31, 1996 between the Company and Keene Creditors Trust.

     Section 13. Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions of this Agreement, and this Agreement will be construed in all respects as if the invalid or unenforceable provisions were omitted.

     Section 14. Modification. No change or modification of this Agreement will be valid unless it is in writing and duly executed by all the parties, or their successors and assigns; provided, that a permitted subsequent holder of securities may become bound by the terms of this Agreement pursuant to a written instrument signed by such holder without the signature of the other parties hereto.

     Section 15. No Waiver. The failure of any party to insist upon the performance of any provision of this Agreement or to pursue any right under this Agreement will not be deemed a waiver of that or any other provision or the relinquishment of any right.

     Section 16. Gender. Reference to or the use of terms herein relating to gender, whether male, female or neutral, will not be construed so as to limit the applicability of the terms or conditions of this Agreement to such gender or genders.

     Section 17. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be considered an original. Only one counterpart of this Agreement executed by the party against which it would be enforced need be provided to evidence this Agreement. One counterpart will be delivered to each Stockholder and one to the Company.

     Section 18. Costs. Each Stockholder agrees to pay his pro rata share of the fees and expenses of Ice Miller Donadio & Ryan and Flackman, Goodman & Potter associated with purchase by the Stockholders from the Trust of Participating Common Stock pursuant to the Purchase Agreement.

     Section 19. No Third Party Beneficiaries. The provisions of this Agreement are not intended to, and shall not, benefit any Person other than the parties to this Agreement, and the provisions hereof are not intended to, and shall not create any third party beneficiary right in any Person.

[Signatures follow next page.]

     The parties have signed this Agreement on the date first above written.

                                      "STOCKHOLDERS"

                                      MASSACHUSETTS MUTUAL LIFE
                                      INSURANCE COMPANY

                                      By: /s/ Richard C. Morrison
                                         -------------------------------------

                                      Printed: Richard C. Morrison
                                              --------------------------------

                                      Title: Managing Director
                                            ----------------------------------


                                      MASSMUTUAL HIGH YIELD
                                      PARTNERS II LLC
                                      by HYP Management, Inc., as Managing
                                      Member

                                      By: /s/ Richard C. Morrison
                                         -------------------------------------

                                      Printed: Richard C. Morrison
                                              --------------------------------

                                      Title: Vice President
                                            ----------------------------------


                                      MASSMUTUAL CORPORATE VALUE
                                      PARTNERS LIMITED
                                      by Massachusetts Mutual Life Insurance
                                      Company, its Investment Manager

                                      By: /s/ Richard C. Morrison
                                         -------------------------------------

                                      Printed: Richard C. Morrison
                                              --------------------------------

                                      Title: Managing Director
                                            ----------------------------------

                                      /s/ Andrew McNally, IV
                                      ----------------------------------------
                                      Andrew McNally, IV


                                      /s/ Ward McNally
                                      ----------------------------------------
                                      Ward S. McNally

                                      ANDREW MANAGEMENT, IV, L.P.

                                      By: /s/ Andrew McNally IV
                                         -------------------------------------

                                      Printed: Andrew McNally IV
                                              --------------------------------

                                      Title: General Partner
                                            ----------------------------------


                                      BJR MANAGEMENT IV, L.P.

                                      By: /s/ Betsy M. Ravenel
                                         -------------------------------------

                                      Printed: Betsy M. Ravenel
                                              --------------------------------

                                      Title: General Partner
                                            ----------------------------------


                                      ECM MANAGEMENT, L.P.

                                      By: /s/ Edward C. McNally
                                         -------------------------------------

                                      Printed: Edward C. McNally
                                              --------------------------------

                                      Title: General Partner
                                            ----------------------------------

                                      GLENN SCOLNIK, TRUSTEE FOR THE
                                      GLENN SCOLNIK MONEY PURCHASE PLAN
                                      FOR BENEFIT OF GLENN SCOLNIK
                                      ACT. #OZJ-R47960-80

                                      By: /s/ Glenn Scolnik
                                         -------------------------------------
                                         Glenn Scolnik, Trustee

                                      RALPH R. WHITNEY, JR. TRUSTEE FOR THE
                                      RALPH R. WHITNEY, JR. MPP FBO
                                      RALPH R. WHITNEY, JR. TCM-RO9603

                                      By: /s/ Ralph R. Whitney, Jr.
                                         -------------------------------------
                                         Ralph R. Whitney, Jr., Trustee

                                      FORREST E. CRISMAN, JR. TRUSTEE FOR
                                      FORREST E. CRISMAN, JR. PS PLAN
                                      DATED 12/28/89


                                      By: /s/ Forrest E. Crisman, Jr.
                                         -------------------------------------
                                         Forrest E. Crisman, Jr., Trustee

SCHEDULE 1

STOCKHOLDER                                                       NUMBER OF SHARES PURCHASED
-----------                                                       --------------------------

Massachusetts Mutual Life Insurance Company                               314,205
MassMutual High Yield Partners II LLC                                     314,204
MassMutual Corporate Value Partners Limited                               119,697
Andrew McNally, IV                                                         14,599
Ward S. McNally                                                            10,869
Andrew Management IV, L.P.                                                 46,737
BJR Management, L.P.                                                       23,368
ECM Management, L.P.                                                       23,368
Glenn Scolnik, trustee for the Glenn Scolnik Money
Purchase Plan for benefit of Glenn Scolnik Act.
#OZJ-R47960-80                                                             43,476
Ralph R. Whitney, Jr. Trustee for the Ralph R. Whitney,
Jr. MPP FBO Ralph R. Whitney, Jr. TCM-RO9603                               43,476
Forrest E. Crisman, Jr., Trustee for Forrest E. Crisman,
Jr. PS Plan dated 12/28/89                                                 43,476
                                                                          -------
     TOTAL                                                                997,475
                                                                          =======